SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 23, 2010

PTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25485	88-0380544
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

5155 Spectrum Way, Unit #5, Mississauga, ON, Canada		L4W5A1
(Address of Principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code.		(800) 338-5412

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2., below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 1.02

Termination of a Material Definitive Agreement.

As previously reported on our Form 8-K Current Report filed with the Commission on November 3, 2010, we previously entered into a Share Exchange Agreement on October 29, 2010, pursuant to which we would have acquired a 70% member interest of ThinLine IT Services of Georgia, LLC (“Thinline”).

After several weeks of consideration, the majority owner of Thinline and our management decided that it was in the best interests of the parties to rescind the Share Exchange Agreement and not proceed any further with the relationship.  On December 23, 2010, the majority owner of Thinline and the Company executed a Mutual Rescission Agreement and Release of All Claims, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.  As part of this separation, Raj Kalra, who had been appointed to the offices of Chairman of the Board, Chief Executive Officer and a Director of the Company resigned effective December 23, 2010.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of     Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed under Item 1.02, above, on December 23, 2010, Raj Kalra resigned from his offices as Chairman of the Board, Chief Executive Officer and Director of the Company as a result of the rescission of the Share Exchange Agreement between Mr. Kalra and the Company.  The reason for Mr. Kalra’s resignation was based solely on his decision to rescind the Share Exchange Agreement with the Company.

We have provided a copy of this Form 8-K to Mr. Kalra this date and have requested a letter from Mr. Kalra as promptly as possible stating whether he agrees with the statements by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree.

Effective December 23, 2010, Marc Pintar, the sole remaining member of our board of directors appointed himself to the offices of Interim Chairman of the Board, Interim Chief Executive Officer and Interim Chief Financial Officer of the Company. No new compensatory arrangement has been entered into with Mr. Pintar

Marc Pintar, Interim Chief Executive Officer, Interim Chief Financial Officer and Interim Chairman of the Board of Directors – With over 15 years of business experience Marc Pintar began his career at Farmers Insurance as the youngest member of the management team in the company’s history.  Marc went on to train divisions at GE in 2001-2003 and American Family Insurance in 2003-2006, resulting in a 5%-8% increase in recovery.  In late 2006 Marc focused on his MBA.  Marc has traveled extensively, world-wide, and lived overseas for nine months in 2007.  While abroad he gained knowledge in global economics and international finance working as an independent consultant.  He has proven abilities in analysis, negotiations, strategic management and leadership. After receiving his MBA in 2008 Marc worked as an independent management consultant where he decreased overall costs by $1,200,000 annually for his client.  Over the years Marc has been a key member of several start-up companies including a private Arizona consulting firm in 2009 as the COO, where he increased workforce productivity, influenced growth, and reduced turnover.  In 2010, Marc continued to work as an independent consultant and assisted in bringing public companies current and holds officer and director positions in several public companies including Reynaldo’s Mexican Food Company, Inc., Videolocity International, Inc., Zamage Digital Art Imaging, Inc., Eline Entertainment Group, Inc. Global Medical Products Holdings, Inc., and Skybridge Technology Group, Inc. Marc holds a Bachelor of Science degree in Management Systems (operation management) from Arizona State University, a MBA degree, with honors, from Regis University, and received his Six Sigma Greenbelt Certification.

Item 9.01

Exhibits.

(d) Exhibits
10.2	Mutual Rescission Agreement and Release of All Claims dated as of December 23, 2010, by and between the Company and Raj Kalra related to proposed acquisition of ThinLine IT Services Georgia, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: January 18, 2011

PTS, INC.

By:   /s/ Marc Pintar

Marc Pintar

Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.2	Mutual Rescission Agreement and Release of All Claims dated as of December 23, 2010, by and between the Company and Raj Kalra related to proposed acquisition of ThinLine IT Services Georgia, LLC.